Exhibit 10.18
Execution Version

AMENDED AND RESTATED EXECUTIVE EMPLOYMENT AGREEMENT
This Amended and Restated Executive Employment Agreement (this “Agreement”) is executed as of November 29, 2019 (the “Effective Date”), by and between Ryan Barretto (“Executive”), and Sprout Social, Inc., a Delaware corporation (the “Company”).
WHEREAS, the Company and Executive are party to that certain employment agreement, dated as of June 1, 2016 (the “Prior Agreement”);
WHEREAS, the Company desires to continue to employ Executive as SVP Global Sales and Executive desires to continue to be employed by the Company in such capacity or capacities in accordance with the terms and conditions set forth herein; and
WHEREAS, the Company and Executive desire to amend and restate the Prior Agreement, effective as of the Effective Date.
NOW, THEREFORE, in consideration of the promises and the mutual agreements and covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the Company and Executive, the parties agree as follows:
ARTICLE I
EMPLOYMENT
1.1    Position and Duties. The Company hereby employs Executive as SVP Global Sales and Executive accepts employment by the Company in such capacity. Executive shall be subject to the authority of and shall report to the Company’s Chief Executive Officer (“CEO”). Executive’s duties and responsibilities shall include all that are usual and customary to the position of SVP Global Sales, including directing the sales efforts of the Company in furtherance of the Company’s Business (defined below), and such other managerial duties and responsibilities as may be assigned hereafter from time to time by the CEO. Executive will use Executive’s best efforts to promote the interests, prospects and condition (financial and otherwise) and welfare of the Company and shall perform Executive’s fiduciary duties and responsibilities to the Company to the best of Executive’s ability in a diligent, trustworthy, businesslike and efficient manner. Executive shall devote substantially all of Executive’s business time, attention and energies exclusively to the business interests of the Company, its subsidiaries or affiliates while employed by the Company, except as provided for herein or otherwise specifically approved in writing by the CEO. It shall not be a violation of this Agreement for Executive to serve on civic or charitable boards or committees with the CEO’s approval, provided such activities do not adversely affect the performance of Executive’s job duties or violate Articles IV or V of this Agreement.
1.2    Term of Employment. Subject to the terms and conditions of this Agreement, including termination under Article III and survival of certain terms under Section 7.7, this Agreement shall commence on the Effective Date and continue until the second anniversary of the Effective Date (such period, the “Initial Term”), at which time this Agreement and Executive’s employment shall automatically renew in successive one-year periods (each such period, a “Renewal Term,” and together with the Initial Term, the “Employment Term”), unless either party gives at least 45 days’ advance notice declining to extend Executive’s employment and this Agreement beyond the expiring Initial Term or Renewal Term, as applicable.
ARTICLE II
COMPENSATION AND OTHER BENEFITS
2.1    Base Salary. During the Employment Term, the Company shall pay Executive a salary of $350,000.00 per annum, less applicable taxes and withholdings (“Base Salary”), payable in accordance with the normal payroll practices and schedule of the Company.
2.2    Bonus. During the Employment Term, Executive will be eligible to receive a cash performance-based bonus (the “Bonus”), which shall be targeted at one hundred percent (100)% of Executive’s Base Salary. The Bonus shall be based on the achievement of Company and/or individual performance objectives, in each case, that are established by the Board (or an authorized committee thereof) in its sole discretion for such applicable performance period. Notwithstanding anything to the contrary herein, Executive’s Bonus, if any, may be below (including zero), at, or above, the target amount based upon the achievement of the performance goals, as determined by the Board in its sole discretion. Any Bonus earned will be paid on or before March 15th of the year following the year with respect to which the Bonus is earned.
2.3    Benefits. During the Employment Term, Executive shall be entitled to such benefits provided by the Company to its executive employees generally, subject to the eligibility criteria provided by applicable plan documents related to such benefits and to such changes, additions or deletions to such perquisites and benefits as the Company may make from time to time at its discretion.
2.4    Expenses. During the Employment Term, the Company shall reimburse Executive for all reasonable and necessary expenses incurred in the course of the performance of Executive’s duties and responsibilities pursuant to this Agreement and consistent with the Company’s policies as in effect from time to time with respect to expense reimbursement.
ARTICLE III
TERMINATION
3.1    Right to Terminate; Automatic Termination.
(a)    Termination Without Cause. Subject to Section 3.2(a), the Company may terminate Executive’s employment and all of the Company’s obligations under this Agreement without notice at any time without Cause (as defined below).
(b)    Termination For Cause. Subject to Section 3.2(b), the Company may terminate Executive’s employment and all of the Company’s obligations under this Agreement without notice at any time for Cause, effective on the date when the Company shall designate such termination as termination for Cause. “Cause” shall mean: (i) conviction of, or plea of nolo contendere to, a felony or crime involving moral turpitude; (ii) fraud on or misappropriation of any funds or property of the Company or an affiliate, customer or vendor of the Company; (iii) dishonesty, misconduct, willful violation of any law, rule or regulation (other than minor traffic violations or similar offenses) or breach of fiduciary duty while acting within the scope of Executive’s employment with the Company; (iv) misconduct in connection with employment, failure to perform duties under this Agreement in the best interests of the Company, or repeated refusal to perform the reasonable directives of the Company; (v) impairment by drugs or alcohol while acting within the scope of Executive’s job duties which causes material harm to the Company; (vi) continued violation of any Company rule, regulation, procedure or policy after receiving written notification of such violation from the Company, and which violation causes material harm to the Company; or (vii) breach of any provision of any employment, non-disclosure, non-competition, non-solicitation or other similar agreement executed for the benefit of the Company, including Articles IV through VII of this Agreement.
(c)    Termination by Death or Disability. Subject to Section 3.2(b) and all applicable laws governing the employment of disabled individuals, Executive’s employment with the Company and the Company’s obligations under this Agreement shall terminate automatically, effective immediately and without notice, upon Executive’s death or a determination of Disability (as defined below) of Executive. For purposes of this Agreement, “Disability” shall include any circumstance resulting in Executive being incapable of performing Executive’s duties and responsibilities under this Agreement for (a) a continuous period of 90 days, or (b) periods amounting in the aggregate to 120 days within any one period of 365 days. A determination of Disability shall be made and confirmed in writing by a physician or physicians satisfactory to the Company, and Executive shall cooperate with any efforts to make such determination. Any such determination shall be conclusive and binding on the parties. Any determination of Disability under this Section 3.1(c) is not intended to alter any benefits that any party may be entitled to receive under any long‑term disability insurance plan carried by either the Company or Executive with respect to Executive, which benefits shall be governed solely by the terms of any such insurance plan.
(d)    Resignation without Good Reason. Subject to Section 3.2(b), Executive’s employment and the Company’s obligations under this Agreement shall terminate upon Executive’s resignation from employment with the Company for any reason other than Good Reason (defined below), provided the Executive provides at least sixty (60) days’ prior written notice to the Company of Executive’s resignation from employment with the Company, or such other advance notice as may be mutually agreed between the parties following the provision of such notice.
(e)    Resignation for Good Reason. Subject to Section 3.2(a), Executive may terminate Executive’s employment and the Company’s obligations under this Agreement at any time for Good Reason. “Good Reason” shall mean the occurrence, without the Executive’s voluntary written consent, of any of the following circumstances: (i) a material breach by the Company of any material provision of this Agreement, including, but not limited to, failure to pay the Base Salary; (ii) the Company’s relocation, without Executive’s consent, of the Company office to which Executive primarily reports (the “Office”) to a location that increases the distance from Executive’s principal residence to the Office by more than fifty (50) miles; (iii) a material diminution in Executive’s authority, duties or responsibilities, provided that any changes in Executive’s title or to Executive’s reporting relationship shall not constitute Good Reason hereunder; or (iv) any material reduction in the Base Salary (other than in connection with across-the-board base salary reductions for all or substantially all similarly situated employees of the Company); provided, in each case, that Executive first provides notice to the Company of the existence of the condition described above within fifteen (15) days of the initial existence of the condition, upon the notice of which the Company shall have thirty (30) days during which it may remedy the condition, and provided further that the separation of service must occur within fifteen (15) days following the end of such 30-day cure period.
3.2    Rights Upon Termination.
(a)    Severance Payments upon a Termination without Cause or Resignation with Good Reason.
(i)    If Executive’s employment is terminated pursuant to Sections 3.1(a) or 3.1(e) above or pursuant to the Company’s election not to renew this Agreement pursuant to Section 1.2 (and not pursuant to Sections 3.1(b), 3.1(c), 3.1(d) or Executive’s election not to renew this Agreement pursuant to Section 1.2) (a “Qualifying Termination”) outside of the period commencing on the date of a Change in Control (as defined in the Company’s 2019 Incentive Award Plan) and ending on the first anniversary of such Change in Control (the “Change in Control Protection Period”), then Executive shall have no further rights against the Company hereunder, except for the right to receive, in addition to (x) any unpaid Base Salary with respect to the period prior to the effective date of termination, (y) reimbursement of expenses to which Executive is entitled and (z) any other benefits to which Executive is legally entitled (collectively, “Accrued Amounts”), the following:
(1)    an amount in cash equal to six (6) months of Executive’s then-existing Base Salary (or, in the case of termination by Executive with Good Reason due to a reduction in Base Salary, Executive’s Base Salary prior to such reduction), payable, less applicable withholdings and deductions, in the form of salary continuation in regular installments over the six (6)-month period following the date of Executive’s Qualifying Termination in accordance with the Company’s normal payroll practices; and
(2)    during the period commencing on the date of Executive’s Qualifying Termination and ending on the six (6)-month anniversary thereof or, if earlier, the date on which Executive becomes eligible for coverage under any group health plan of a subsequent employer or otherwise (in any case, the “COBRA Period”), subject to Executive’s valid election to continue healthcare coverage under Section 4980B of the Code and the regulations thereunder, the Company shall, in its sole discretion, either continue to provide coverage to Executive and Executive’s dependents, or reimburse Executive for coverage for Executive and Executive’s dependents, under its group health plan (if any), at the same levels and costs in effect on the date of Executive’s termination (excluding, for purposes of calculating cost, an employee’s ability to pay premiums with pre-tax dollars); provided, however, that if (1) any plan pursuant to which such benefits are provided is not, or ceases prior to the expiration of the continuation coverage period to be, exempt from the application of Section 409A under Treasury Regulation Section 1.409A-1(a)(5), (2) the Company is otherwise unable to continue to cover Executive or Executive’s dependents under its group health plans or (3) the Company cannot provide the benefit without violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), then, in any such case, an amount equal to each remaining Company subsidy shall thereafter be paid to Executive in substantially equal monthly installments over the COBRA Period (or remaining portion thereof) on the Company’s first regular payroll date of each calendar month, less applicable withholdings and deductions. For the avoidance of doubt, the COBRA continuation period under Section 4980B of the Code shall run concurrently with the period of continued group health plan coverage pursuant to this Section 3.2(a)(2). The continued benefits, reimbursement or cash payments provided for in this Section 3.2(a)(2) are referred to herein as the “Continued Benefits”).
(ii)    In the event of Executive’s Qualifying Termination during the Change in Control Protection Period, then Executive shall have no further rights against the Company hereunder, except for the right to receive, in addition to the Accrued Amounts, the following:
(1)    an amount in cash equal to the sum of (A) twelve (12) months of Executive’s then-existing Base Salary (or, in the case of termination by Executive with Good Reason due to a material reduction in Base Salary, Executive’s Base Salary prior to such reduction) and (B) Executive’s target Bonus for the calendar year in which the date of Executive’s Qualifying Termination occurs, payable less applicable withholdings and deductions, in the form of salary continuation in regular installments over the twelve (12)-month period following the date of Executive’s Qualifying Termination in accordance with the Company’s normal payroll practices;
(2)    during the period commencing on the date of Executive’s Qualifying Termination and ending on the twelve (12)-month anniversary thereof or, if earlier, the date on which Executive becomes eligible for coverage under any group health plan of a subsequent employer or otherwise (which period shall be the COBRA Period for purposes of this paragraph), subject to Executive’s valid election to continue healthcare coverage under Section 4980B of the Code and the regulations thereunder, the Company shall provide the Continued Benefits; and
(3)    any unvested stock options, restricted stock units, performance stock units and such other equity-based awards granted pursuant to the Company’s 2016 Stock Plan, 2019 Incentive Award Plan or any other equity plan or arrangement maintained by the Company that is outstanding immediately prior to the date of Executive’s Qualifying Termination shall automatically become fully vested and exercisable (as applicable) as of such date; provided that any such equity awards subject to performance-based vesting shall vest assuming a target level of achievement for each applicable performance objective.
(iii)    Any amounts payable pursuant to Section 3.2(a)(i) or Section 3.2(a)(ii), as applicable (collectively, the “Severance Benefits”), shall be in lieu of notice or any other severance benefits to which you might otherwise be entitled from the Company or any of its subsidiaries. Notwithstanding anything to the contrary herein, the Company's provision of the Severance Benefits shall be contingent upon Executive’s timely execution and non-revocation of a general waiver and release of claims agreement in the Company’s customary form (a “Release Agreement”), subject to the terms set forth herein. Executive will have twenty-one (21) days (or in the event that Executive’s termination of employment is “in connection with an exit incentive or other employment termination program” (as such phrase is defined in the Age Discrimination in Employment Act of 1967, as amended), forty-five (45) days) following Executive’s receipt of the Release Agreement to consider whether or not to accept it. If the Release Agreement is signed and delivered by Executive to the Company, Executive will have seven (7) days from the date of delivery to revoke Executive’s acceptance of such agreement (the “Revocation Period”). To the extent that any payments of nonqualified deferred compensation (within the meaning of Section 409A) due under this Agreement as a result of the Executive’s termination of employment are delayed pursuant to this Section 3.2(a)(iii), such amounts shall be paid in a lump sum on the first payroll date to occur on or following the 60th day following the date of the Executive’s Qualifying Termination.
(iv)     If Executive does not timely execute the Release Agreement or such Release Agreement is revoked by Executive during the Revocation Period, (i) the Company shall immediately cease paying or providing the Continued Benefits and Executive shall reimburse the Company for the value of any Continued Benefits already paid or provided, and (ii) any equity awards that vested pursuant to Section 3.2(a)(ii)(3) and any shares of Company stock Executive received with respect thereto shall immediately be forfeited, without payment therefor, and Executive shall be required to pay to the Company, immediately upon demand therefor, the amount of any proceeds realized by Executive from the sale of any such shares. Executive acknowledges and agrees that if Executive at any time breaches any of Executive’s obligations pursuant to Articles IV, V or VI of this Agreement, then Executive shall forfeit any further rights to any portion of the Severance Benefits payable thereafter.
(v)    The provisions of this Section 3.2 shall supersede in their entirety any severance payment provisions in any severance plan, policy, program or other arrangement maintained by the Company. The Company shall have no further obligation to Executive in the event of termination of Executive’s employment for any reason at any time, other than those obligations specifically set forth in Section 3.2.

ARTICLE IV
CONFIDENTIALITY
4.1    Confidentiality Obligations. During Executive’s employment with the Company and following termination of that employment for any reason, the Executive will not directly or indirectly use or disclose any Confidential Information (as defined below) except in the interest of, for the benefit of, or with the prior consent of the Company, its parents, subsidiaries and affiliates.
4.2    Permitted Communications. Nothing in this Agreement shall be construed to prohibit Executive from providing truthful information to any government agency in connection with an investigation by such agency into a suspected violation of law. Executive shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (a) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.
4.3    Confidential Information. The term “Confidential Information” means all information belonging to the Company or provided to the Company by a customer that is not known generally to the public or the Company’s competitors. Confidential Information includes, but is not limited to: (i) trade secrets, inventions, software code, product methodologies and specifications, information about goods, products or services under development, research, development or business plans, procedures, survey results, pricing or other financial information, confidential reports, handbooks, customer lists and contact information, information about orders from and transactions with customers, sales, marketing and acquisition strategies and plans, pricing strategies, information relating to sources of data used in goods, products and services, computer programs, computer system documentation, production manuals, operations books, educational materials, audio, visual or electronic recordings, customer communications, customer contracts, training materials, personnel information, business records, or any other materials or technical methods/processes developed, owned or controlled by the Company or any of its subsidiaries or affiliates; (ii) information and materials provided by a customer or acquired from a customer; and (iii) information which is marked or otherwise designated or treated as confidential or proprietary by the Company or any of its subsidiaries or affiliates, provided that a document or other material need not be labeled “Confidential” to constitute Confidential Information.
ARTICLE V
NONCOMPETITION; NONSOLICITATION
5.1    Non-Competition; Non-Solicitation. During Executive’s employment with the Company and for one year following termination of that employment for any reason (the “Restricted Period”), Executive shall not, in any manner, directly or indirectly, whether as principal, agent, owner, employee, stockholder, partner, member, manager, independent contractor, consultant or in any other capacity (excluding the ownership of less than three percent (3%) of any class of securities traded on a national securities exchange):

(a)    provide any services to any entity or business that engages in the Company’s Business (as defined below) in any jurisdiction in the world in which the Company and Executive conduct business during the term of Executive’s employment (the “Territory”), provided such services are in a management capacity or in a position that might cause the Executive to deliberately or inadvertently use or disclose Confidential Information; provided, however, that Executive may provide services to an entity or business that engages in the Company’s Business to the extent that (i) revenues generated by such engagement in the Company’s Business by such entity or business in the twenty-four (24) months preceding such engagement do not exceed 5% of such entity’s or business’ revenues during that same period; and (ii) Executive does not in any way engage in the Company’s Business for such entity or business;
(b)    own any interest in any entity or business that engages in the Company’s Business in the Territory;
(c)    for the purpose of providing products or services that are similar to the products or services of the Company, directly or indirectly contact, Solicit (as defined below), conduct business with or provide services to any of the Company’s customers or prospective customers or end users (i) with whom the Executive had direct or indirect contact in the twelve (12) months prior to the Executive’s termination, or (ii) about whom Executive had access to Confidential Information; or
(d)    hire any employee or contractor of the Company or directly or indirectly contact, Solicit, recruit or hire any employee or contractor of the Company for the purpose of causing, inviting or encouraging any such employee or contractor to alter or terminate his or her employment or business relationship with the Company.
5.2    Company’s Business. The “Company’s Business” means the business of social media management, social media marketing, social analytics, social listening, social publishing, and any other business in which the Company engages or makes definitive plans to engage during Executive’s employment with the Company.
5.3    Solicit. “Solicit” means: (a) to make any comments or engage in any conduct that would influence a decision to continue doing business with the Company, regardless of how contact is initiated; or (b) to make any comments or engage in any conduct that would influence a decision to continue an employment or contracting relationship with the Company or accept employment with another company, regardless of how contact is initiated.
ARTICLE VI
RETURN OF RECORDS
Upon termination of Executive’s employment with the Company for any reason, or upon request by the Company at any time: (a) Executive shall immediately return to the Company all documents, records and materials belonging to the Company and all copies of all such materials; and (b) Executive shall permanently destroy and delete all such documents, records and materials in Executive’s possession or to which Executive has access.

ARTICLE VII
EXECUTIVE DISCLOSURES AND ACKNOWLEDGMENTS
7.1    Obligations to Others. Executive warrants and represents that (a) Executive is not subject to any employment, consulting or services agreement or any restrictive covenants or agreements of any type, which would limit or prohibit Executive from fully carrying out Executive’s duties as described under the terms of this Agreement; and (b) Executive has not retained and will not use or disclose within the scope of Executive’s employment with the Company any confidential information, records, trade secrets or other property of a former employer or other third party.
7.2    Scope of Restrictions. Executive acknowledges that: (a) during the course of Executive’s employment with the Company, Executive has gained and will gain knowledge of Confidential Information and access to and familiarity with the Company’s customers, employees and contractors; (b) the covenants of Articles IV, V and VI (collectively, the “Covenants”) are essential to prevent the Executive, who has critical access to and familiarity with the goodwill of the Company’s business, from misappropriating or diminishing that goodwill; (c) the Company’s Business operates throughout Territory, and as a key executive of the Company, the Executive will conduct the Company’s Business throughout the Territory; (d) the scope of the Covenants is appropriate, necessary and reasonable for the protection of the Company’s retention of existing customers, protection of Confidential Information, investment in training and enhancing of Executive’s skill and experience, business, goodwill and proprietary rights; (e) the Covenants are supported by adequate consideration, including, without limitation, any payments and benefits under this Agreement, access to the Confidential Information and access to the Company’s customers, employees and consultants; and (f) the Covenants will not prevent Executive from earning a living in the event of, and after, termination of Executive’s employment with the Company, for whatever reason. Nothing herein shall be deemed to prevent Executive, after termination of Executive’s employment with the Company, from using general skills and knowledge gained while employed by the Company.
7.3    Remedies for Breach. The parties recognize that the Executive’s breach of this Agreement will cause irreparable injury to the Company such that monetary damages would not provide an adequate or complete remedy. Accordingly, in the event of the Executive’s actual or threatened breach of the provisions of this Agreement, the Company, in addition to all other rights, shall be entitled to a temporary and permanent injunction from a court restraining Executive from breaching this Agreement, and to recover from the Executive its reasonable attorney’s fees and costs incurred in pursuing such remedies.
7.4    Prospective Employers. Executive agrees, during the term of any restriction contained in Articles IV, V and VI of this Agreement, to disclose this Agreement to any entity which offers employment to Executive.
7.5    Third‑Party Beneficiaries. The Company’s parents, affiliates and subsidiaries are third‑party beneficiaries with respect to Executive’s performance of Executive’s duties under this Agreement and the undertakings and covenants contained in this Agreement. The Company and any of its affiliates or subsidiaries, enjoying the benefits thereof, may enforce this Agreement directly against Executive. For purposes of Articles IV, V, VI and VII of this Agreement, the term “Company” shall include the Company’s direct and indirect parents, subsidiaries and affiliates.
7.6    Extension of Time. The Restricted Period shall be extended by a period of time equal to the duration of any time period during which the Executive is in breach of this Agreement.
7.7    Survival. The covenants set forth in Articles IV, V, VI, VII, VIII and Section 3.2 of this Agreement shall survive the termination of Executive’s employment hereunder.
7.8    Severability. It is the intent of the parties that if any court of competent jurisdiction determines that any provision of Articles IV, V, VI or VII of this Agreement is invalid or unenforceable, then such invalidity or unenforceability shall have no effect on the other provisions hereof, which shall remain valid, binding and enforceable and in full force and effect, and, to the extent allowed by law, such invalid or unenforceable provision shall be revised or re-drafted construed to provide for the maximum permissible breadth of the scope or duration of such provision.
ARTICLE VIII
RIGHTS IN DEVELOPMENTS
8.1    Work for Hire. Executive acknowledges and agrees that all Inventions (defined below) which the Executive makes, conceives, reduces to practice or develops (in whole or in part, either alone or jointly with others) within the scope of Executive’s employment shall be the sole and exclusive property of the Company. Unless the Company decides otherwise, the Company shall be the sole owner of all rights in connection therewith. All Inventions are and at all times shall be “work made for hire.” The Executive hereby assigns to the Company any and all of the Executive’s rights to any Inventions, absolutely and forever, throughout the world and for the full term of each and every such right, including renewal or extension of any such term, provided that this Agreement does not apply to an Invention for which no equipment, supplies, facility or information of the Company was used and which was developed entirely on the Executive’s own time, unless (i) the Invention relates directly to the business of the employer to the Restricted Business; or (ii) the Invention results from any work performed by the Executive for the Company. The term “Inventions” means any works of authorship, discoveries, formulae, processes, improvements, inventions, designs, drawings, specifications, notes, graphics, source and other code, trade secrets, technologies, algorithms, computer programs, audio, video or other files or content, ideas, designs, processes, techniques, know-how and data, whether or not patentable or copyrightable, made, conceived, reduced to practice or developed by the Executive, either alone or jointly with others, during the Executive’s employment.
8.2    Assistance. The Executive agrees to perform all acts deemed necessary or desirable by the Company to permit and assist the Company, at the Company’s expense, in evidencing, perfecting, obtaining, maintaining, defending and enforcing the Company’s rights and/or the Executive’s assignment with respect to such Inventions in any and all countries. Such acts may include, without limitation, execution of documents and assistance or cooperation in legal proceedings. The Executive hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as the Executive’s agents and attorneys-in-fact to act for and on the Executive’s behalf and instead of the Executive to execute and file any documents and to do all other lawfully permitted acts to further the above purposes with the same legal force and effect as if executed by the Executive.
8.3    Records. The Executive shall keep complete, accurate and authentic information and records on all Inventions in the manner and form reasonably requested by the Company. Such information and records, and all copies thereof, shall be the property of the Company as to any Inventions within the meaning of this Agreement. Such records should be considered proprietary information of the Company and are subject to the provisions of this Agreement. In addition, the Executive agrees to promptly surrender all such records and information, and all copies thereof, at the request of the Company, or within twenty-four (24) hours of the termination of the Executive’s employment.
8.4    List of Inventions. The Executive has attached hereto as Exhibit A a complete list of all existing Inventions to which the Executive claims ownership as of the date of this Agreement and that the Executive desires to clarify are not subject to this Agreement, and the Executive acknowledges and agrees that such list is complete. If no such list is attached to this Agreement, the Executive represents that the Executive has no such Inventions at the time of signing this Agreement.
ARTICLE IX
MISCELLANEOUS
9.1    Entire Agreement; Amendment; Waiver. This Agreement (including any documents referred to herein) sets forth the entire understanding of the parties hereto with respect to the subject matter contemplated hereby. Any and all previous agreements and understandings between or among the parties regarding the subject matter hereof, whether written or oral, are superseded by this Agreement. This Agreement shall not be amended or waived in whole or in part except by a written instrument duly executed by each of the parties hereto.
9.2    Headings. The headings of sections and articles of this Agreement are for convenience of reference only and shall not control or affect the meaning or construction of any of its provisions.
9.3    Waiver of Breach. The waiver by either party of the breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach by either party.
9.4    Governing Law; Exclusive Jurisdiction. This Agreement shall in all respects be construed according to the laws of the State of Delaware, without regard to its conflict of laws principles.
9.5    Assignment. This Agreement shall inure to the benefit of Executive and Executive’s heirs, executors and estate administrators. This Agreement shall inure to the benefit of the Company and its successors, assigns and legal representatives.

9.6    Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, all of which together shall contribute one and the same instrument.
9.7    Compliance with Section 409A.
(a)    General. It is the intention of both the Company and Executive that the benefits and rights to which Executive could be entitled pursuant to this Agreement comply with Section 409A of the Code and the Treasury Regulations and other guidance promulgated or issued thereunder (“Section 409A”), to the extent that the requirements of Section 409A are applicable thereto, and the provisions of this Agreement shall be construed in a manner consistent with that intention. If Executive or the Company believes, at any time, that any such benefit or right that is subject to Section 409A does not so comply, it shall promptly advise the other and shall negotiate reasonably and in good faith to amend the terms of such benefits and rights such that they comply with Section 409A (with the most limited possible economic effect on Executive and on the Company). Notwithstanding the foregoing, the Company does not guaranty or accept any liability for any tax consequences to Executive under this Agreement. All payments to Executive under this Agreement shall be subject to applicable taxes and withholdings.
(b)    Distributions on Account of Separation from Service. Notwithstanding anything in this Agreement to the contrary, any compensation or benefits payable under this Agreement that is considered nonqualified deferred compensation under Section 409A and is designated under this Agreement as payable upon Executive’s termination of employment shall be payable only upon Executive’s “separation from service” with the Company within the meaning of Section 409A (a “Separation from Service”).
(c)    No Acceleration of Payments. Neither the Company nor Executive, individually or in combination, may accelerate any payment or benefit that is subject to Section 409A, except in compliance with Section 409A and the provisions of this Agreement, and no amount that is subject to Section 409A shall be paid prior to the earliest date on which it may be paid without violating Section 409A.
(d)    Treatment of Each Installment as a Separate Payment and Timing of Payments. For purposes of applying the provisions of Section 409A to this Agreement, each separately identified amount to which Executive is entitled under this Agreement shall be treated as a separate payment. In addition, to the extent permissible under Section 409A, any series of installment payments under this Agreement shall be treated as a right to a series of separate payments.
(e)    Specified Employee. Notwithstanding anything in this Agreement to the contrary, if Executive is deemed by the Company at the time of Executive’s Separation from Service to be a “specified employee” for purposes of Section 409A, to the extent delayed commencement of any portion of the benefits to which Executive is entitled under this Agreement is required in order to avoid a prohibited distribution under Section 409A, such portion of Executive’s benefits shall not be provided to Executive prior to the earlier of (A) the expiration of the six (6)-month period measured from the date of

Executive’s Separation from Service with the Company or (B) the date of Executive’s death. Upon the first business day following the expiration of the applicable Section 409A period, all payments deferred pursuant to the preceding sentence shall be paid in a lump sum to Executive (or Executive’s estate or beneficiaries), and any remaining payments due to Executive under this Agreement shall be paid as otherwise provided herein. The determination of whether Executive is a “specified employee” as of the time of the Executive’s Separation from Service shall be made by the Company in accordance with the terms of Section 409A (including, without limitation, Section 1.409A-1(i) of the Department of Treasury Regulations and any successor provision thereto).
(f)    Reimbursements. To the extent that any reimbursements or corresponding in-kind benefits provided to Executive under this Agreement are deemed to constitute “deferred compensation” under Section 409A, such reimbursements or benefits shall be provided reasonably promptly, but in no event later than December 31 of the year following the year in which the expense was incurred, and in any event in accordance with Section 1.409A-3(i)(1)(iv) of the Department of Treasury Regulations. The amount of any such payments or expense reimbursements in one calendar year shall not affect the expenses or in-kind benefits eligible for payment or reimbursement in any other calendar year, other than an arrangement providing for the reimbursement of medical expenses referred to in Section 105(b) of the Code, and Executive’s right to such payments or reimbursement of any such expenses shall not be subject to liquidation or exchange for any other benefit.
9.8    Whistleblower Protections and Trade Secrets. Notwithstanding anything to the contrary contained herein, nothing in this Agreement prohibits Executive from reporting possible violations of federal law or regulation to any United States governmental agency or entity in accordance with the provisions of and rules promulgated under Section 21F of the Securities Exchange Act of 1934 or Section 806 of the Sarbanes-Oxley Act of 2002, or any other whistleblower protection provisions of state or federal law or regulation (including the right to receive an award for information provided to any such government agencies). Furthermore, in accordance with 18 U.S.C. § 1833, notwithstanding anything to the contrary in this Agreement: (i) Executive shall not be in breach of this Agreement, and shall not be held criminally or civilly liable under any federal or state trade secret law (A) for the disclosure of a trade secret that is made in confidence to a federal, state, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, or (B) for the disclosure of a trade secret that is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal; and (ii) if Executive files a lawsuit for retaliation by the Company for reporting a suspected violation of law, Executive may disclose the trade secret to Executive’s attorney, and may use the trade secret information in the court proceeding, if Executive files any document containing the trade secret under seal, and does not disclose the trade secret, except pursuant to court order.
9.9    Section 280G. Notwithstanding any other provision of this Agreement or any other plan, arrangement, or agreement to the contrary, if any of the payments or benefits provided or to be provided by the Company or its affiliates to Executive or for Executive’s benefit pursuant to the terms of this Agreement or otherwise (“Covered Payments”) constitute parachute payments within the meaning of Section 280G of the Code (such payments, the

“Parachute Payments”) and would, but for this Section 9.9, be subject to the excise tax imposed under Section 4999 of the Code (or any successor provision thereto) or any similar tax imposed by state or local law or any interest or penalties with respect to such taxes (collectively, the “Excise Tax”), or not be deductible under Section 280G of the Code, then such Covered Payments shall be reduced to the minimum extent necessary to ensure that no portion of the Covered Payments is subject to the Excise Tax, but only if (i) the net amount of such Covered Payments, as so reduced (and after subtracting the net amount of federal, state and local income and employment taxes on such reduced Covered Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such reduced Covered Payments Payments), is greater than or equal to (ii) the net amount of such Covered Payments without such reduction (but after subtracting the net amount of federal, state and local income and employment taxes on such Covered Payments and the amount of the Excise Tax to which Executive would be subject in respect of such unreduced Covered Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such unreduced Covered Payments). The Covered Payments shall be reduced in a manner that maximizes Executive’s economic position. In applying this principle, the reduction shall be made in a manner consistent with the requirements of Section 409A, to the extent applicable, and where two or more economically equivalent amounts are subject to reduction but payable at different times, such amounts payable at the later time shall be reduced first but not below zero.
9.10    Compensation Recovery Policy. Executive acknowledges and agrees that, to the extent the Company adopts any claw-back or similar policy pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act or otherwise, and any rules and regulations promulgated thereunder, he or she shall take all action necessary or appropriate to comply with such policy (including, without limitation, entering into any further agreements, amendments or policies necessary or appropriate to implement and/or enforce such policy with respect to past, present and future compensation, as appropriate).
[Remainder of Page Intentionally Blank; Signature Page to Follow

IN WITNESS WHEREOF, the parties hereto have caused this Amended and Restated Executive Employment Agreement to be duly executed as of the date first written above.

/s/ Ryan Barretto
Ryan Barretto

SPROUT SOCIAL, INC

By: /s/ Justyn Howard
Name: Justyn Howard
Title: President and Chief Executive Officer

[Signature Page to Amended and Restated Executive Employment Agreement]

EXHIBIT A
Inventions: